Exhibit 99.1

ARMSTRONG FLOORING REPORTS FIRST QUARTER 2017 RESULTS

•	Net Loss of ($7.8) Million

•	Adjusted EBITDA of $8.9 Million

•	Repurchased $4.9 Million of Stock Under New $50 Million Share Repurchase Program

•	Announces Definitive Asset Purchase Agreement for the Vinyl Composition Tile (VCT) Business of Mannington Mills

Lancaster, PA, May 8, 2017. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient and wood flooring products, today reported financial results for the first quarter ended March 31, 2017.

Don Maier, Chief Executive Officer, commented: “First quarter 2017 results were below prior year as expected as net sales and adjusted EBITDA largely reflected the timing of load-in and promotional activity in the prior year quarter. We made additional progress with our innovation-based growth initiatives which helped produce double-digit sales gains in LVT; additionally, we experienced better performance in our commercial business. We are excited by the planned acquisition of Mannington’s VCT assets, which will enable us to increase sales in this attractive category while improving our manufacturing capacity utilization. We remain committed to driving product innovation across our portfolio, targeting productivity initiatives and evaluating additional M&A opportunities to grow adjusted EBITDA. The execution of our previously announced organizational realignment is on track and aligns our structure with customers while creating SG&A efficiencies. Overall, we are confident in our ability to achieve our strategic priorities and deliver our financial goals.”

First Quarter of 2017 Results Compared with First Quarter of 2016 Results

Consolidated Results

	Three Months Ended March 31,
(Dollars in millions except per share data)	2017	2016	Change
Net sales	$265.2	$284.4	(6.8%)
Operating (loss)	($9.6)	($1.9)	N/M
Net (loss)	($7.8)	($0.8)	N/M
Diluted (loss) per share	($0.28)	($0.03)	N/M

Adjusted EBITDA	$8.9	$12.5	(29.1%)
Adjusted EBITDA margin	3.4%	4.4%	(100	) bps
Adjusted net (loss)	($3.6)	($0.8)	N/M
Adjusted diluted (loss) per share	($0.13)	($0.03)	N/M

In the first quarter of 2017, net sales were $265.2 million as compared to $284.4 million in the first quarter of 2016, primarily a result of a decline in Wood segment net sales.

The first quarter 2017 net loss was ($7.8) million, or ($0.28) per diluted share, as compared to ($0.8) million, or ($0.03) per diluted share, in the prior year quarter. The decline was primarily attributable to lower net sales, partially offset by manufacturing costs. In addition, the Company incurred a one-time pre-tax charge in the first quarter of 2017 of $4.6 million related to severance expenses in both the Resilient and Wood segments. The severance expense was related to the previously announced streamlining efforts to combine the Company’s commercial and residential go-to-market structures and related organization, which is expected to achieve annualized SG&A savings of $6 million to $7 million. Adjusted net loss was ($3.6) million, or ($0.13) per diluted share, as compared to ($0.8) million, or ($0.03) per diluted share, in the prior year quarter.

First quarter 2017 adjusted EBITDA was $8.9 million, as compared to $12.5 million in the prior year quarter, with the decline attributable to the impact of lower net sales which more than offset lower manufacturing costs.

Resilient Flooring Segment

	Three Months Ended March 31,
(Dollars in millions)	2017	2016	Change
Net sales	$160.5	$163.9	(2.1%)
Operating (loss)	($5.0)	($5.4)	N/M

Adjusted EBITDA	$7.7	$4.5	68.6%
Adjusted EBITDA margin	4.8%	2.8%	200 bps

Net sales were $160.5 million as compared to $163.9 million in the prior year period. Net sales declined primarily due to lower price and volume from market pressures in legacy categories. This was partially offset by a more favorable mix, mainly attributable to LVT, which experienced double digit volume growth.

The operating loss was ($5.0) million in the quarter as compared to ($5.4) million in the prior year quarter. Adjusted EBITDA was $7.7 million as compared to $4.5 million in the prior year quarter, with the improvement driven by improved manufacturing costs, including lower costs related to the LVT manufacturing operations, which more than offset the impact of lower year-on-year net sales.

Wood Flooring Segment

	Three Months Ended March 31,
(Dollars in millions)	2017	2016	Change
Net sales	$104.7	$120.5	(13.1%)
Operating income (loss)	($4.6)	$3.5	N/M

Adjusted EBITDA	$1.2	$8.0	(84.5%)
Adjusted EBITDA margin	1.2%	6.7%	(550	) bps

Net sales were $104.7 million as compared to $120.5 million in the prior year quarter with the decline primarily driven by lower volumes. First quarter 2016 experienced higher shipment levels to support inventory requirements in a key strategic account as well as other promotional activity which did not recur in the first quarter of 2017. In addition, price was lower in response to industry price pressure.

The operating loss was ($4.6) million as compared to income of $3.5 million in the prior year quarter. Adjusted EBITDA was $1.2 million as compared to $8.0 million in the prior year quarter, attributable to the impact of lower net sales and higher lumber costs, partially offset by manufacturing productivity gains.

Share Repurchase Program

In March 2017, the Company’s Board of Directors authorized a share repurchase program of $50 million. The repurchase program is aligned with the Company’s goal to increase the efficiency of its capital structure over time while preserving sufficient liquidity to invest in organic growth projects and other opportunities. During the first quarter of 2017, the Company repurchased approximately 267,000 shares at an aggregate value of $4.9 million.

Full Year 2017 Outlook

Based on current market conditions, the Company reaffirms its full year 2017 outlook for adjusted EBITDA to be in the range of $75 million to $85 million and capital expenditures to be in the range of $45 million to $50 million. The full year 2017 outlook does not include any impact from the planned acquisition of Mannington’s VCT business.

Definitive Asset Purchase Agreement for the VCT Business of Mannington Mills

On May 7, 2017, the Company signed a definitive asset purchase agreement to acquire the VCT business of Mannington, a nationally recognized hard surface flooring company, for a purchase price of $36 million. In addition, Mannington would be eligible to receive earn out payments based on volume retention metrics through mid-2020. The Company intends to use its existing plant and distribution networks to accommodate the increase in VCT volume to drive top and bottom line benefits through increased scale and capacity utilization. The transaction, which is subject to customary closing conditions, is expected to close during the second quarter of 2017 and to be funded through a combination of cash and availability on the existing asset-based revolving credit facility.

VCT is a significant category within the hard surface flooring industry. VCT products are widely used in commercial end-markets, especially in educational facilities and mass merchants, as it offers durability and numerous design options at attractive price-points.

Mr. Maier commented: “I am pleased to announce this transaction. It gives us a good opportunity to increase revenue within the well-structured VCT category which has historically generated above-average profitability within our product portfolio. We expect this transaction to be accretive to earnings in 2018 as we drive profitability through improved capacity utilization and scale using our existing facilities and distribution system. We have a strong history and deep expertise in VCT which makes this acquisition consistent with our strategy to support our legacy product lines while simultaneously investing in innovation and new growth initiatives to help us realize our medium-term goals.”

Conference Call and Webcast

The Company will host a live webcast and conference call to review first quarter results on Monday, May 8, 2017 at 10:00 a.m. ET. The live webcast and accompanying slide presentation will be available in the

Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13658921.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play. Headquartered in Lancaster, Pa., Armstrong Flooring is the #1 manufacturer of resilient and wood flooring products across North America. The Company safely and responsibly operates 17 manufacturing facilities in three countries and employs approximately 4,000 individuals, all working together to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release, including without limitation those regarding our entry into a definitive agreement to purchase the VCT business of Mannington Mills, the transactions contemplated thereby and any financial expectations related thereto, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

VP, Treasury and Investor Relations

717-672-9300

IR@armstrongflooring.com

Media:

Steve Trapnell

Corporate Communications Manager

717-672-7218

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended March 31,
	2017	2016
Net sales	$265.2	$284.4
Cost of goods sold	218.1	234.5
Gross profit	47.1	49.9
Selling, general and administrative expenses	56.7	51.8
Operating (loss)	(9.6)	(1.9)
Interest expense	0.5	—
Other (income) expense	(0.2)	0.1
(Loss) from continuing operations before income taxes	(9.9)	(2.0)
Income tax (benefit) expense	(2.1)	0.5
(Loss) from continuing operations	(7.8)	(2.5)
Net gain from discontinued operations	—	1.7

Net (loss)	$(7.8)	$(0.8)

Weighted average number of common shares outstanding – Basic	28.0	27.7
Basic loss per share of common stock	$(0.28)	(0.03)
Weighted average number of common shares outstanding – Diluted	28.0	27.7
Diluted loss per share of common stock	$(0.28)	(0.03)

Condensed Consolidated Balance Sheet

(Unaudited)

(Dollars in millions except par value)

	March 31, 2017	December 31, 2016
Assets
Current Assets:
Cash	$33.3	$30.6
Accounts and notes receivable	91.4	76.0
Inventories, net	287.4	272.1
Income tax receivable	7.7	2.4
Prepaid expenses and other current assets	19.5	23.8

Total current assets	439.3	404.9
Property, plant, and equipment, net	440.6	445.2
Prepaid pension costs	0.6	0.2
Intangible assets, net	42.8	42.6
Deferred income taxes	4.6	4.5
Other non-current assets	7.1	7.0

Total assets	$935.0	$904.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$147.8	$163.0
Income taxes payable	0.4	0.4

Total current liabilities	148.2	163.4
Long-term debt	73.2	21.2
Postretirement benefit liabilities	74.4	75.5
Pension benefit liabilities	1.5	1.6
Other long-term liabilities	9.4	9.1
Noncurrent income taxes payable	1.2	1.7
Deferred income taxes	14.2	8.4

Total liabilities	322.1	280.9
Total stockholders’ equity	612.9	623.5

Total liabilities and stockholders’ equity	$935.0	$904.4

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment plus proceeds from the sale of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. In addition, the Company has applied pro forma adjustments to the non-GAAP results for periods prior to the Company’s separation from its former parent. For periods ending prior to April 1, 2016, the pro forma adjustments represent estimated incremental expenses that would have been incurred had the separation occurred on January 1, 2015 with equivalent outstanding borrowings; for the first quarter of 2016, the pro forma adjustment removes expenses allocated to the Company by its former parent that are not indicative of the estimated expenses the Company would incur post-separation. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

	Three Months Ended March 31,
	2017			2016
(Dollars in millions except per share data)	Total	Resilient	Wood	Total	Resilient	Wood
Net Loss	($7.8)			($0.8)
Net gain from discontinued operations	—			(1.7)
Interest Expense	0.5			—
Other (Income) & Expense	(0.2)			0.1
Taxes	(2.1)			0.5

Operating Loss	(9.6)	(5.0)	(4.6)	(1.9)	(5.4)	3.5
Depreciation and amortization	11.6	8.2	3.4	11.4	8.2	3.2
Reorganization expense and multilayered wood flooring duties	4.7	2.7	2.0	0.3	(0.1)	0.4
U.S. pension expense	2.3	1.9	0.4	2.2	1.8	0.4
Adjustment for corporate expense	—	—	—	0.5	—	0.5

Adjusted EBITDA	$8.9	$7.7	$1.2	$12.5	$4.5	$8.0

	Three Months Ended March 31,
	2017		2016
	$ million	Per diluted share	$ million	Per diluted share
Net Loss	($7.8)	($0.28)	($0.8)	($0.03)
Reorganization expense and multilayered wood flooring duties	4.7		0.3
U.S. pension expense	2.3		2.2
Adjustment for corporate expense	—		0.5
Pro forma adjustment for interest expense	—		(0.5)
Other (Income) Expense	(0.2)		0.1
Tax impact of adjustments at statutory rate	(2.6)		(1.0)
Net gain from discontinued operations	—		(1.7)

Adjusted Net Income	($3.6)	($0.13)	($0.8)	($0.03)

Columns may not foot due to rounding.